Exhibit 10.13
EXECUTIVE AGREEMENT
     This Executive Agreement (“Agreement”) is made as of the 12th day of July, 2012, between Eloqua, Inc., a Delaware corporation (the “Company”), and Andre Yee (the “Executive”).
     In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Employment.
          (a) Term. The Company and the Executive desire to continue their employment relationship pursuant to the terms of this Agreement, for an initial term commencing as of the date hereof and continuing for a three-year period thereafter (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 3. Such employment relationship will automatically continue following the Initial Term for additional three-year periods in accordance with the terms of this Agreement unless either party notifies the other party in writing of its intention not to renew this Agreement at least 30 days prior to the expiration of the Initial Term or any additional three-year term, as applicable (the Initial Term, together with any such extension, will hereinafter be referred to as the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason.
          (b) Position. During the Term, the Executive will serve as the Senior Vice President of Product Development of the Company, and will have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”), provided that such duties are consistent with the Executive’s position. While the Executive renders services to the Company, the Executive will not engage in any other employment, consulting or business activity that would create a conflict of interest with the Company.
     2. Compensation and Related Matters.
          (a) Base Salary. During the Term, the Executive’s initial annual base salary will be $230,000, subject to redetermination from time-to-time by the Board of Directors or Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

          (b) Incentive Compensation. During the Term, the Executive will be eligible to be considered for annual cash incentive compensation as determined by the Board of Directors or Compensation Committee from time to time. The Executive’s initial annual target bonus will be $85,000. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.
          (c) Other Benefits. During the Term, the Executive will be entitled to continue to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and to the Company’s ability to amend and modify such plans. The Executive will be entitled to paid vacation in accordance with the terms of the Company’s vacation policy, as in effect from time to time.
          (d) Equity Compensation. The Executive shall be eligible to receive stock options or other equity compensation from time to time under the Company’s equity incentive plans as determined in the sole discretion of the Board or the Compensation Committee.
     3. Termination. During the Term, the Executive’s employment may be terminated under the following circumstances:
          (a) Death. The Executive’s employment will terminate upon the Executive’s death.
          (b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. Nothing in this Section 3(b) will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
          (c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause as determined by the Board of Directors. For purposes of this Agreement, “Cause” means: (i) the Executive’s commission (including any plea of guilty or nolo contendere) of any crime (whether or not involving the Company) which constitutes a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, in the jurisdiction involved (other than unintentional motor vehicle crimes); (ii) any action or omission that constitutes gross negligence, dishonesty, willful misconduct, fraud, embezzlement, misappropriation of funds or breach of fiduciary duty to the Company or any of its subsidiaries; (iii) the Executive’s continuing, repeated and willful failure or refusal to perform the Executive’s duties and services under this Agreement; (iv) the

Executive’s material violation or breach of this Agreement, or violation or breach of the Confidentiality Agreement (defined below), or the Company’s policies and procedures; (v) the Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willful destruction or failure to preserve documents or other materials known to be relevant to such investigation, or willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vi) the Executive’s material violation of United States federal or state securities laws or applicable Canadian and/or provincial securities laws, except to the extent that the Executive has relied upon, and acted in accordance with, the advice of the Company’s legal counsel with respect to the matter involved in such violation and believed he or she was acting in accordance with such laws.
          (d) Termination Without Cause. The Company may terminate the Executive’s employment at any time without Cause. Any termination by the Company of the Executive’s employment that does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Sections 3(a) or (b) will be deemed a termination without Cause. For the avoidance of doubt, a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above) shall constitute a termination of employment by the Company without Cause and the Executive acknowledges that the severance provisions of Section 4(b) will apply.
          (e) Termination by the Executive. The Executive may terminate employment at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s Base Salary or (ii) the required relocation of the Executive’s principal place of employment by more than 50 miles from its location at the effective date of this Agreement. “Good Reason Process” means that (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (3) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) the Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

          (f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive will be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon.
          (g) Date of Termination. “Date of Termination” means: (i) if the Executive’s employment is terminated by death, the date of Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period, and (vi) if the Executive’s employment is terminated by the Company due to a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above), the date specified in the Company’s notice of non-renewal, but not later than the last day of the applicable Term. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration will not result in a termination by the Company for purposes of this Agreement.
     4. Compensation Upon Termination.
          (a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company will pay or provide to the Executive (or to Executive’s authorized representative or estate), on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination, any Base Salary earned through the Date of Termination, unpaid expense reimbursements and unused vacation that accrued through the Date of Termination (collectively, the “Accrued Benefits”). Upon any termination of the Executive’s employment for any reason, the Executive will tender to the Company the Executive’s resignation from all positions with the Company and its subsidiaries, including without limitation, any positions as a member of the Board of Directors of the Company and/or any of its subsidiaries.
          (b) Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company will pay the Executive the Accrued Benefits. In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) and the expiration of the seven-day revocation period for the Release, the Company will pay the Executive an amount equal to six months of the Executive’s Base Salary as of the Date of Termination (the “Severance Amount”). The Severance Amount will be paid out in substantially equal installments in accordance with the Company’s payroll practice over six months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount will begin to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.
     5. Change in Control.
          (a) Additional Benefits. If, during the Term, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his or her employment for Good Reason as provided in Section 3(e), in either case, within 12 months following a Sale Event (as defined in the Company’s 2012 Stock Option and Incentive Plan) then, in addition to the Severance Amount described in Section 4(b), above, (x) the Company will pay the Executive a lump-sum payment in an amount equal to six months of the Executive’s target annual bonus for the year of termination, payable on the date the first installment of the Severance Amount is paid, provided the Release is effective as of such date, and (y) any unvested and/or unexercisable Company equity awards then held by the Executive, whether in the form of options, restricted stock, restricted stock units or other form, shall be immediately vested and/or exercisable as of the Date of Termination.
          (b) Additional Limitation.
          (i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, acceleration, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions will apply:
          (A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal,

state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive will be entitled to the full benefits payable under this Agreement.
          (B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments will not exceed the Threshold Amount. In such event, the Severance Payments will be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments will be reduced in reverse chronological order.
          (ii) For the purposes of this Section 5(b), “Threshold Amount” means three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” means the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
          (iii) The determination as to which of the alternative provisions of Section 5(b)(i) will apply to the Executive will be made by an accounting firm selected by the Company (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within 10 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b)(i) will apply, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm will be binding upon the Company and the Executive.
     6. Section 409A.
          (a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.
          (b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
          (c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
          (d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with

Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          (e) The Company makes no representation or warranty and will have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
     7. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Federal and State courts located in Fairfax County or Alexandria, VA with respect to all matters arising under this Agreement. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
     8. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the General Employment Offer, provided that the following agreements will not be superseded by this Agreement but will remain in full force and effect in accordance with their terms: Employee Confidential Information and Non-Disclosure, Developments, Non-Solicitation and Non Competition Undertaking between the Company and the Executive dated March 16, 2008 (the “Confidentiality Agreement”).
     9. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
     10. Survival. The provisions of this Agreement will survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
     11. Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     12. Notices. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
     13. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
     14. Governing Law. This is a Virginia contract and will be construed under and be governed in all respects by the laws of the Commonwealth of Virginia, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fourth Circuit.
     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original; but such counterparts will together constitute one and the same document.
     16. Successor to Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession will be a material breach of this Agreement.
     17. Gender Neutral. Wherever used herein, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ELOQUA, INC.

/s/ Joseph Payne Joseph Payne
CEO

EXECUTIVE

/s/ Andre Yee Andre Yee

July 12, 2012 Date

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